Exhibit 99.2

M III ACQUISITION CORP. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

NEW YORK, July 12, 2016 – M III Acquisition Corp. (NASDAQ: MIIIU) (the “Company”) announced today the closing of its initial public offering of 15 million units at an offering price of $10.00 per unit, resulting in gross proceeds of $150 million, before underwriting discounts and commissions and offering expenses. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units to cover over-allotments, if any, in the public offering. Each unit consists of one share of the Company’s common stock and one warrant to purchase one-half of one share of its common stock.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies based in North America that engage primarily in the financial services, healthcare services and industrials sectors.

The Company’s units began trading on the NASDAQ Capital Market under the symbol “MIIIU” on July 7, 2016. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “MIII” and “MIIIW”, respectively.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. Chardan acted as co-manager.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on July 6, 2016.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022 Attention: Capital Markets, email: prospectus@Cantor.com

Contact:

Mohsin Y. Meghji
Chairman and Chief Executive Officer
M III Acquisition Corp.
(212) 716-1491